Exhibit 10.2

flexSCAN, Inc.
27201 Puerta Real, Suite 350
Mission Viejo, CA 92691

Attention:	Thomas Banks, President and CEO

Fuel Corporation of America
1608 W. 2225 South
Woods Cross, Utah 84087

Re:
Indemnity Agreement that is Exhibit D to the Agreement and Plan of Merger (“Merger Agreement”), among flexSCAN, Inc., a Delaware corporation (“flexSCAN”); Fuel Corporation of America, a Nevada corporation (“FCA” or the “Company”); and a newly formed Delaware corporation that is a wholly-owned subsidiary of FCA (“Merger Sub”), and payment of the sum of $550,000 to Tryant LLC, a Delaware limited liability company (“Tryant”)

Gentlemen:

In partial consideration of the closing of the Reorganization Agreement and the delivery of this Indemnity Agreement, for the sum of $550,000 to be paid by flexSCAN and/or FCA to Tryant, $25,000 of which has already been deposited into the Trust Account of Leonard W. Burningham, Esq., counsel for FCA, payable as follows: $325,000 on the Closing of the Merger Agreement (as defined therein), which includes the $25,000 presently on deposit in the Trust Account of counsel for FCA; and $225,000 pursuant to the attached Promissory Note of FCA and flexSCAN.

Subject to payment of the foregoing amounts when the same shall become due, Tryant agrees to pay and indemnify the Company and flexSCAN with respect to any and all past liabilities of any type or nature whatsoever of the Company existing at or arising out of any act or occurrence prior to the Closing of the Merger Agreement and all other related agreements, and which will include but are not limited to the expenses of the Company related to the Closing of the Merger, those expenses owed to Tryant for advances, loans or services or any and all other expenses whatsoever that were incurred prior to Closing.

As a further condition to the execution and delivery of this Indemnity Agreement, and as a condition of Tryant to the Closing of the Merger Agreement, FCA and flexSCAN agree not to effect a reverse split of the outstanding common stock of FCA (or any successor) for a period of 24 months from the Closing of the Merger Agreement. The parties hereto agree that in the event of such a reverse split during such 24 month period, that as liquidated damages and not as a penalty by reason of the fact that the parties cannot quantify the amount or extent of the damages that may be suffered by Tryant as a result thereof, that Tryant, only to the extent that it still owns any of the shares that it owned at the Closing of the Merger (or its designees if it has made any private transfers of such shares and only to the extent that such shares are still then owned by such designees), shall be issued additional fully-paid shares of common stock of FCA in amount sufficient to bring its holdings back to the pre-reverse split number of shares owned, without qualification.

Tryant also represents:

1.
Tryant hereby agrees to indemnify and hold flexSCAN, its officers, directors, employees and agents and each person, if any, who controls flexSCAN within the meaning of Section 15 of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) or Section 20 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), the stockholders of flexSCAN and, following the Closing, FCA and all of its then officers, directors, employees and agents and each person, if any, who then controls FCA within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, harmless from and against any and all past liabilities of any type or nature whatsoever of FCA existing at the Closing or arising after the Closing but relating to acts or omissions occurring prior to Closing, which includes any and all expenses related to the defense, compromise or settlement of any action with respect to such liabilities.

2.
In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant hereto (the ‘‘Indemnified Party’’), the Indemnified Party shall promptly notify Tryant in writing. A delay in giving notice shall only relieve Tryant of liability to the extent Tryant suffers actual prejudice because of the delay. Tryant shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

3.	The parties agree that all of the representations and warranties contained herein shall survive the Closing and continue to be binding regardless of any investigation made at any time by any party.

4.
At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

5.	Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

6.
All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

	If to Tryant:	1608 W. 2225 South
Woods Cross, Utah 84087

	If to flexSCAN:	27201 Puerta Real, Suite 350
Mission Viejo, CA 92691

	If to FCA:	1608 West 2225 South
Woods Cross, Utah 84087

7.
This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transaction contemplated herein or the subject matter hereof.

8.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to principles of conflicts of laws, and any action to enforce the terms and provisions hereof may only be brought in the federal and state courts situated in Salt Lake County, Utah.

9.	This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

10.	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.
In the event of default hereunder by either party, the prevailing party in any proceeding to enforce this Agreement shall be entitled to recover attorney’s fees and costs and such other damages as may have been caused by the default of the defaulting party.

TRYANT, LLC

Dated: 8/12/2005	By:	/s/ Jeffrey D. Jenson

Jeffrey D. Jenson, Manager

FUEL CORPORATION OF AMERICA

Dated: 8/12/2005	By:	/s/ Jeffrey D. Jenson

Jeffrey D. Jenson, President

FLEXSCAN, INC.

Dated: 8/11/2005	By:	/s/ Thomas Banks

Thomas Banks, President and CEO